Exhibit 21.1 Subsidiaries of Nektar Therapeutics* Jurisdiction of Incorporation or Name Organization Nektar Therapeutics UK, Ltd. United Kingdom Nektar Therapeutics (India) Pvt. Ltd India Inheris Biopharma, Inc. United States * Includes subsidiaries that do not fall under the definition of “Significant Subsidiary” as defined under Rule 1-02(w) of Regulation S-X.